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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES


Melita Intellectual Property, Inc.

Melita Europe Limited

Melita International SARL

Melita International FSC, Ltd.

Support Groups, SRL de C.V.

Melita Finance Corporation

Melita de Mexico, SRL de C.V.

Inventions, Inc.